Filed Pursuant to Rule 433

Registration Statement No. 333-226539

November 27, 2018

PRICING TERM SHEET FOR THE 4.65% DEBENTURES, SERIES 2018 E

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	4.65% Debentures, Series 2018 E due 2048

Principal Amount:	$600,000,000

Interest Rate:	4.65% per annum

Interest Payment Dates:	June 1 and December 1 commencing on June 1, 2019

Maturity Date:	December 1, 2048

Benchmark Treasury:	3.00% due August 15, 2048

Benchmark Treasury Price / Yield:	93-29 / 3.324%

Spread to Benchmark Treasury:	+135 basis points

Yield to Maturity:	4.674%

Public Offering Price:	99.615% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to June 1, 2048 (the “par call date”) at Treasury Rate +25 basis points (calculated to the par call date) Callable on or after the par call date at par

Pricing Date:	November 27, 2018

Settlement Date:	November 30, 2018 (T+3)

CUSIP:	209111 FT5

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC CIBC World Markets Corp. KeyBanc Capital Markets Inc. TD Securities (USA) LLC

Co-Managers:	Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Mizuho Securities USA LLC toll free at 1-866-271-7403, MUFG Securities Americas Inc. toll free at 1-877-649-6848, Scotia Capital (USA) Inc. toll free at 1-800-372-3930 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.